UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 2, 2015

EQUITY ONE, INC.
(Exact name of registrant as specified in its charter)
Maryland
(State or other jurisdiction of incorporation)

001-13499	52-1794271
(Commission File Number)	(IRS Employer Identification No.)

410 Park Avenue, Suite 1220 New York, New York	10022
(Address of principal executive offices)	(Zip Code)
(212) 796-1760
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On December 2, 2015, Equity One, Inc., a Maryland corporation (the “Company”), entered into a Loan Agreement by and among the Company, as borrower, each of the financial institutions party thereto as lenders, PNC Bank, National Association, as administrative agent, U.S. Bank National Association (“US Bank”) and Wells Fargo Bank, National Association as syndication agents, PNC Capital Markets LLC, US Bank and Wells Fargo Securities, LLC as joint lead arrangers and joint book runners, and TD Bank, N.A. as documentation agent (the “Loan Agreement”).
The Loan Agreement provides for a $300.0 million unsecured delayed draw term loan which may be drawn in one or more borrowings at any time prior to December 2, 2016 and which has a maturity date of December 2, 2020. The Company borrowed $225.0 million under the Loan Agreement at closing. At the request of the Company, the total commitments under the Loan Agreement may be increased up to an aggregate of $500.0 million subject to the availability of additional commitments from lenders. Borrowings under the Loan Agreement will bear interest, at the Company’s option, at the Base Rate Option (as defined in the Loan Agreement) plus a margin of 0.00% to 0.75% depending on the credit ratings of the Company’s senior unsecured long term debt (the “Credit Ratings”) or at one month, two month, three month or six month LIBOR plus a margin of 0.90% to 1.75% depending on the Credit Ratings. Based on the Company’s current Credit Ratings, the applicable margin is 0.10% for the Base Rate option and 1.10% for the LIBOR option. The Loan Agreement also calls for other customary fees and charges. Committed amounts not drawn by the Company at closing are also subject to an unused fee of 0.20% per annum.
The Loan Agreement contains a number of customary restrictions on the Company’s business, including restrictions on the Company’s ability to make certain investments, and also includes various financial covenants, including a maximum total leverage ratio, a maximum secured indebtedness ratio, a minimum fixed charge coverage ratio, a maximum unencumbered leverage ratio and a minimum unencumbered interest coverage ratio. The Loan Agreement also contains customary affirmative covenants and events of default, including a cross default to the Company’s other indebtedness and the occurrence of a change of control. If a material default exists under the term loan, the Company’s ability to pay dividends would be limited to the amount necessary to maintain the Company’s status as a REIT unless the default is a payment default or bankruptcy event in which case the Company would be prohibited from paying any dividends. The Loan Agreement includes various customary remedies for the lenders following an event of default, including the acceleration of repayment of outstanding amounts under the Loan Agreement. These restrictions, affirmative covenants, events of default and remedies are generally the same as those provided in the Company’s existing $600.0 million unsecured revolving credit facility and $250.0 million senior unsecured term loan facility. In addition, the Company’s obligations under the Loan Agreement are guaranteed by certain of the Company’s subsidiaries.
Affiliates of certain lenders under the Loan Agreement have served, and may serve in the future, as underwriters in connection with public offerings of equity and debt securities by the Company. In addition, affiliates of certain lenders under the Loan Agreement have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to the Company or its affiliates in the ordinary course of business for which they have received and may continue to receive customary fees and commissions.
The foregoing description of the Loan Agreement is only a summary and is qualified in its entirety by reference to the full text of the Loan Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.
On December 2, 2015, the Company issued a press release announcing its entry into the Loan Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference in this Item 7.01.

The information contained in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” with the Securities and Exchange Commission nor incorporated by reference in any registration statement filed by the Company under the Securities Act of 1933, as amended.

Item 9.01   Financial Statements and Exhibits

(d)	Exhibits

10.1
Loan Agreement, dated as of December 2, 2015, by and among Equity One, Inc., each of the financial institutions party thereto as lenders, PNC Bank, National Association, as Administrative Agent, U.S. Bank National Association and Wells Fargo Bank, National Association, as Syndication Agents, and PNC Capital Markets, LLC, U.S. Bank National Association and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Book Runners, and TD Bank, N.A., as Documentation Agent.

99.1	Press release dated December 2, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUITY ONE, INC.

Date: December 3, 2015	By:	/s/ Matthew Ostrower
Matthew Ostrower
Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
10.1
Loan Agreement, dated as of December 2, 2015, by and among Equity One, Inc., each of the financial institutions party thereto as lenders, PNC Bank, National Association, as Administrative Agent, U.S. Bank National Association and Wells Fargo Bank, National Association, as Syndication Agents, and PNC Capital Markets, LLC, U.S. Bank National Association and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Book Runners, and TD Bank, N.A., as Documentation Agent.

99.1	Press release dated December 2, 2015.